Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BANKERS INSURANCE, L.L.C.,

GATEWAY INSURANCE SERVICES, INC.,

AND

THE BANK OF HAMPTON ROADS

DATED AS OF

AUGUST 1, 2011

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of August 1 2011, is made by and among BANKERS INSURANCE, L.L.C., a Virginia limited liability company (“Buyer”), GATEWAY INSURANCE SERVICES, INC., a North Carolina corporation (“Seller”), and THE BANK OF HAMPTON ROADS, a Virginia corporation and the sole stockholder of Seller (the “Parent”).

RECITALS

WHEREAS, Seller owns the Assets, is a party to the Contracts and is subject to the Assumed Liabilities, which Assets, Contracts and Assumed Liabilities are employed by Seller in the Business; and

WHEREAS, Seller and Parent desire to sell the Assets and assign the Contracts and Assumed Liabilities to Buyer, and Buyer desires to purchase the Assets and accept assignment of the Contracts and Assumed Liabilities from Seller and Parent, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

Section 1.1.                                Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

Section 1.2.                                Accounts.  “Accounts” shall mean all accounts receivable, notes receivable, prepaid expenses and associated rights (including, without limitation, all security deposits, letters of credit and security documents) owned by Seller as of the Effective Time.

Section 1.3.                                Agreement.  “Agreement” shall mean this Asset Purchase Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

Section 1.4.                                Assets.  “Assets” shall mean all of the tangible and intangible assets owned or licensed by Seller or Parent and used in the Business as of the Effective Time, excluding the Excluded Assets, but including without limitation:

(a)           all of Seller’s right, title and interest in and to the insurance contracts, expirations and renewals, agreements, commitments and arrangements, books of insurance business, rights to renew insurance business, restrictive covenants, carrier contracts, oral or written, used in the Business (collectively, the “Book of Business”), and all of which, to the extent material and written, are described on Schedule 1.4(a), which Book of Business includes all contingent income payable to Seller, the Business or any of its agents with respect to the insurance accounts described in this Section that is received after the Effective Time, regardless of when such income was earned;

(b)           all rights and benefits under all Contracts relating to the Book of Business being purchased or otherwise used in the Business (including leases for real property or personal property);

(c)           the Accounts;

(d)           the Equipment;

(e)           fee simple title to two parcels of real estate consisting of (i) the land and building located at 400 West Ehringhaus Street, Elizabeth City, North Carolina 27909, and (ii) the adjacent parking lot between Spellman, Culpepper and Grice Streets  (as legally described on Schedule 1.4(e), the “Owned Real Property”);

(f)           cash in the amount of $250,000;

(g)           all Intangibles owned by Seller and all assignable Permits and license rights held by Seller or Parent, together with all goodwill associated with the Business (to the extent such goodwill is not included in such Intangibles);

(h)           all names, telephone numbers, websites, email addresses, customer lists, business records, files, invoices, customer lists, books of accounts and ledgers any other records.

Section 1.5.                                Assignment and Assumption Agreement.  “Assignment and Assumption Agreement” shall mean the assignment and assumption agreement to be executed by Buyer and Seller for the assignment of the Contracts and the Assumed Liabilities from Seller to Buyer in the form of Schedule 1.5.

Section 1.6.                                Assumed Liabilities.  “Assumed Liabilities” shall mean (i) accounts payable of Seller expressly set forth on Schedule 1.6, (ii) with respect to Continuing Employees, accrued but unused vacation leave, and (iii) the obligations arising after the Closing Date under the Contracts; provided, however, that the term Assumed Liabilities shall exclude the Excluded Liabilities.

Section 1.7.                                Bill of Sale.  “Bill of Sale” shall mean the bill of sale with respect to the Assets, to be executed by Seller in favor of Buyer in the form of Schedule 1.7.

Section 1.8.                                Business.  “Business” shall mean the insurance agency business of Seller.

Section 1.9.                                Business Day.  “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia are closed for business.

Section 1.10.                                Buyer.  “Buyer” shall have the meaning specified in the introductory paragraph of this Agreement.

Section 1.11.                                Buyer’s Officer’s Certificate.  “Buyer’s Officer’s Certificate” shall mean a certificate of an officer of Buyer, in a form satisfactory to Seller, certifying fulfillment of the matters referred to in Sections 7.1 and 7.2.

Section 1.12.                                Buyer’s Secretary’s Certificate.  “Buyer’s Secretary’s Certificate” shall mean a certificate of the Secretary or an Assistant Secretary of Buyer, in a form satisfactory to Seller, certifying the names and signatures of the officers of Buyer authorized to sign and deliver this Agreement and the other agreements to be delivered in connection hereunder and including a certified copy of the resolutions duly and validly adopted by the Board of Directors or comparable governing body of Buyer evidencing its authorization of the execution and delivery of this Agreement and the other agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

Section 1.13.                                Closing.  “Closing” shall mean the conference held at 9:00 a.m., local time, on the Closing Date, at the offices of Buyer in Richmond, Virginia.

Section 1.14.                                Closing Date.  “Closing Date” shall mean August 1, 2011, or such other date on which the Closing shall occur as the parties may mutually agree in writing.

Section 1.15.                                Confidentiality Agreement.  “Confidentiality Agreement” shall mean the letter agreement, dated June 17, 2011, between Buyer and Hampton Roads Bankshares, Inc.

Section 1.16.                                Consents and Approvals.  “Consents and Approvals” shall mean all consents, approvals, permits, certificates, licenses, permissions, waivers and authorizations required to be obtained from Governmental Authorities or third parties by Seller or Buyer in connection with the transactions contemplated herein, all of which are specifically identified on Schedules 3.3 and 4.3.

Section 1.17.                                Continuing Employee.  “Continuing Employee” shall mean any Employee who is offered and accepts employment with Buyer from and after the Effective Time.

Section 1.18.                                Contracts.  “Contracts” shall mean all legally binding contracts, agreements, leases (whether for real or personal property), licenses, relationships and commitments to which Seller is a party or by which Seller is bound, of which all such material contracts are listed on Schedule 1.18.

Section 1.19.                                Effective Time.  “Effective Time” shall mean 12:01 a.m., local time, on the Closing Date.

Section 1.20.                                Employee.  “Employee” shall mean any person employed by Seller.

Section 1.21.                                Employee Benefit Plans.  “Employee Benefit Plans” shall mean each pension, retirement, profit sharing, stock purchase, stock option, severance, vacation, deferred compensation, bonus, or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental, or other health plan or life insurance or disability plan, retiree medical, or life insurance plan or any other employee benefit plans or fringe benefit arrangements, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA to which Seller contributes or is a party to or by which it is bound or under which it may have liability and under which employees or former employees of Seller (or their beneficiaries) are eligible to participate or derive a benefit.

Section 1.22.                                Environmental Laws.  “Environmental Laws” shall have the meaning specified in Section 3.16.

Section 1.23.                                Equipment.  “Equipment” shall mean all tangible assets used by Seller as of the Effective Time, including all equipment, furniture, fixtures, computers, leasehold improvements and other items of tangible personal property, including those items listed on Schedule 1.23; provided, however, that the term “Equipment” shall exclude the Excluded Assets.

Section 1.24.                                ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.25.                                Excluded Assets.  “Excluded Assets” shall mean, collectively (a) the trade name “Gateway Insurance” and associated intellectual property, (b) the assets specified on Schedule 1.25.

Section 1.26.                                Excluded Contracts.  “Excluded Contracts” shall mean all Contracts set forth on Schedule 1.26.

Section 1.27.                                Excluded Intangibles.  “Excluded Intangibles” shall mean those intangible assets, owned, leased, licensed or otherwise used by Seller that are described on Schedule 1.27.

Section 1.28.                                Excluded Liabilities.  “Excluded Liabilities” shall mean all liabilities of Seller, Parent, their Affiliates, and the Business other than Assumed Liabilities, and Excluded Liabilities shall include, without limitation, any obligations of Seller, Parent, and their Affiliates (i) to Seller’s employees under Employee Benefit Plans, employment agreements or otherwise, except for accrued but unused vacation leave with respect to Continuing Employees and (ii) for debt to financial institutions or (iii) for Tax liabilities.

Section 1.29.                                Financial Statements.  “Financial Statements” shall have the meaning specified in Section 3.9.

Section 1.30.                                GAAP.  “GAAP” shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.

Section 1.31.                                Governmental Authority.  “Governmental Authority” shall mean any federal, state or local governmental department, commission, agency or authority, any administrative or regulatory or self-regulatory authority or agency, or any court or other judicial or arbitral body.

Section 1.32.                                Hazardous Materials.  “Hazardous Materials” shall have the meaning specified in Section 3.16(a)(ii).

Section 1.33.                                Intangibles.  “Intangibles” shall mean all intangible assets owned or licensed by Seller as of the Effective Time, including:  (a) all issued patents and patent applications; (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c)  all copyright registrations and all applications and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, customer and supplier lists, pricing and cost information and business and market plans and proposals); (e) all computer software (including hard copy and soft copy as well as all related documentation and including licenses for Seller’s use of Microsoft and AMS products); and (f) all other intellectual property; provided, however, that the term “Intangibles” shall exclude the Excluded Intangibles.

Section 1.34.                                Joint Marketing Agreement.  “Joint Marketing Agreement” shall mean the Joint Marketing Agreement between Buyer and Bank of Hampton Roads to be executed effective at the Effective Time in the form and substance of Schedule 1.34.

Section 1.35.                                Knowledge of Seller.  “Knowledge of Seller” shall mean the actual knowledge of any of the following persons:  Andy Davies, Doug Glenn, Brian Hellenga, Stephen P. Theobald and Suzette Ward.

Section 1.36.                                Law.  “Law” shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

Section 1.37.                                Leased Real Property.  “Leased Real Property” shall have the meaning set forth in Section 3.18(h).

Section 1.38.                                Liens.  “Liens” shall mean all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions.

Section 1.39.                                Losses.  “Losses” shall mean all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses ; provided, however, that Losses shall exclude, and no party shall in any event be responsible or liable under this Agreement for, any punitive, incidental, consequential, special, or indirect damages (including loss in revenue, diminution in value, and any damages based on any type of multiple).

Section 1.40.                                Material Adverse Effect.  “Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is materially adverse to (a) the Business, results of operations, financial condition or assets of Seller, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions, or effects that affect the industry in which Seller operates; (iii) an action required or permitted by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; (v) the announcement of this Agreement; (vi) Seller’s failure to meet internal or published projections, forecasts, or revenues or earning predictions for any period; (vii) any changes in political conditions; (viii) changes to the credit markets in general, including changes in interest rates or the availability of financing; or (ix) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God; further provided, however, that events or circumstances under clauses (i)-(iv) and (vii)-(ix) shall be considered for purposes of Material Adverse Effect to the extent that any such event or circumstance has a disproportionately material adverse effect on the Business or the Seller relative to comparable entities engaged in the same business and markets as Seller.

Section 1.41.                                Non-Competition Period.  “Non-Competition Period” shall have the meaning specified in Section 8.8.

Section 1.42.                                Operating Agreement.  “Operating Agreement” shall mean the Operating Agreement of Buyer dated October 30, 2002, as amended, to be executed by joinder signature page effective at the Effective Time by The Bank of Hampton Roads.

Section 1.43.                                Owned Real Property.  “Owned Real Property” shall have the meaning specified in Section 1.4(e).

Section 1.44.                                Parent.  “Parent” shall have the meaning specified in the introductory paragraph of this Agreement.

Section 1.45.                                Permits.  “Permits” shall mean all governmental permits, approvals, authorizations, registrations and licenses necessary or required for the conduct of the Business as of the Effective Time.

Section 1.46.                                Permitted Liens.  “Permitted Liens” shall mean the following:  (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s liens arising or incurred in the ordinary course of business and for amounts that are not delinquent; (b) easements, rights-of-way, restrictions, reservations and other similar encumbrances of record which do not materially impair the operation of the Business on the Real Property as currently conducted by Seller; (c) liens for Taxes not yet due and payable as of the Closing Date; (d) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction that are not violated in any material respect by Seller’s current use or occupancy of the Real Property or the current operation of the Business thereon; (e) matters that would be reflected in an accurate survey of the Real Property that do not materially impair the operation of the Business on the Real Property as currently conducted by Seller; (f) other liens arising or incurred in the Seller’s ordinary course of business that, individually or in the aggregate, are not material in amount or significance; and (g) Liens reflected in the Financial Statements.

Section 1.47.                                Person.  “Person” shall mean any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture or Governmental Authority.

Section 1.48.                                Purchase Price.  “Purchase Price” shall mean $6,007,000, payable at Closing in the form of (i) cash in the amount of $5,800,000 (the “Cash Portion of the Purchase

Price”) and (ii) a 0.45% membership interest in Bankers Insurance, L.L.C., which is valued at $207,000 for the purpose of this Agreement (the “Membership Interest”); provided, however, that the Purchase Price and the Cash Portion of the Purchase Price shall each be adjusted up, dollar-for-dollar, in an amount equal to the amount by which Working Capital at Closing exceeds $250,000, or adjusted down, dollar-for-dollar, in an amount equal to the amount by which Working Capital at Closing is less than $250,000.

Section 1.49.                                Real Property.  “Real Property” shall mean the Leased Real Property and the Owned Real Property, together with all improvements located thereon, including all appurtenant rights, claims, and interests.

Section 1.50.                                Seller.  “Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

Section 1.51.                                Seller’s Officer’s Certificate.  “Seller’s Officer’s Certificate” shall mean a certificate of an officer of Seller or Parent, in a form satisfactory to Buyer, certifying fulfillment of the matters referred to in Sections 6.1 and 6.2.

Section 1.52.                                Seller’s Secretary’s Certificate.  “Seller’s Secretary Certificate” shall mean a certificate of the Secretary or an Assistant Secretary of Seller or Parent, in a form satisfactory to Buyer, certifying the names and signatures of the officers of Seller and  Parent authorized to sign and deliver this Agreement and the other agreements to be delivered in connection hereunder and including a certified copy of the resolutions duly and validly adopted by the Board of Directors of Hampton Roads Bankshares, Inc., evidencing its authorization of the execution and delivery of this Agreement and the other agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.

Section 1.53.                                Tax or Taxes.  “Tax” or “Taxes” shall mean any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including interest, penalties and additions imposed thereon or with respect thereto.

Section 1.54.                                Tax Return.  “Tax Return” shall mean any report, return, document, schedule or other information supplied or required to be supplied to a taxing authority with respect to Taxes, including any return of an affiliated, combined or unitary group.

Section 1.55.                                Working Capital at Closing shall mean an amount equal to (i) the Accounts plus cash included in the Assets at Closing, less (ii) the accounts payable and accrued but unused vacation leave included in the Assumed Liabilities at Closing.

ARTICLE II

PURCHASE AND SALE

Section 2.1.                                Purchase and Sale; Assignment and Assumption.

(a)           Seller and Parent hereby agree that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller (and Parent, to the extent of its interests in the Assets) shall sell, convey, transfer and deliver to Buyer the Assets, free and clear of all Liens except for Permitted Liens, and Buyer hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall purchase the Assets, free and clear of all Liens except for Permitted Liens.

(b)           Seller and Parent hereby agree that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller and Parent, as applicable, shall assign to Buyer the Assumed Liabilities and all rights and obligations of Seller and Parent, as applicable, arising after the Effective Time under the Contracts, and Buyer hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall assume from Seller and Parent the Assumed Liabilities and all rights and obligations of Seller and Parent arising after the Effective Time under the Contracts; provided, however, that Seller and Parent shall not assign, and Buyer shall not assume, the Excluded Liabilities or any rights and obligations under the Excluded Contracts.

Section 2.2.                                Payment of the Purchase Price.  In consideration of Seller’s and Parent’s sale, transfer, assignment, conveyance and delivery of the Assets, Contracts and Assumed Liabilities, Buyer shall, at Closing, pay the Purchase Price in the form of:

(a)           to Seller, cash by wire transfer of immediately available funds to an account designated by Seller an amount equal to the Cash Portion of the Purchase Price, subject to a final determination of the Working Capital at Closing and corresponding adjustment to Purchase Price, as provided in the definition of “Purchase Price” and in Section 2.6; and

(b)           to Parent, the Membership Interest, subject to Seller’s option as set forth in Section 2.5.

Section 2.3.                                Deliveries at Closing.

(a)           By Seller to Buyer.  At Closing, Seller shall deliver or cause to be delivered to Buyer the following items, each (where applicable) properly executed and dated as of the Closing Date by all parties thereto (other than Buyer) and in form and substance reasonably satisfactory to Buyer:  the Bill of Sale; the Assignment and Assumption Agreement; Seller’s Secretary’s Certificate; Seller’s Officer’s Certificate; the joinder to the Operating Agreement; the Joint Marketing Agreement; and a recordable special warranty deed, in customary form, conveying fee simple title to the Real Property to Buyer.

(b)           By Buyer to Seller and Parent.  At Closing, Buyer shall deliver or cause to be delivered to Seller the following items, each (where applicable) properly executed and dated as of the Closing Date by all parties thereto (other than Seller and Parent) and in form and substance reasonably satisfactory to Seller: the Purchase Price; the Assignment and Assumption Agreement; Buyer’s Secretary’s Certificate; Buyer’s Officer’s Certificate; the joinder to Operating Agreement; and the Joint Marketing Agreement.

Section 2.4.                                No Assumption of Other Liabilities.  Except for Buyer’s assumption of the Assumed Liabilities, Buyer shall not assume any liability or obligation of any kind of Seller and Parent, or any obligation relating to the Business or the use of the Assets, or performance by Seller and Parent under the Contracts, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, including the Excluded Liabilities.

Section 2.5.                                Seller’s Option With Respect to Membership Interest.  At Seller’s sole option, prior to Closing, Seller may elect to receive $207,000 in cash at closing instead of the Membership Interest in Buyer.  If Seller makes such election, (i) the amount of $207,000 shall be added to the Cash Portion of the Purchase Price to be delivered by Buyer to Seller pursuant to Section 2.2(a) above, (ii) Buyer shall not be obligated to deliver the Membership Interest to Parent pursuant to Section 2.2(b) above, (iii) Seller shall not be obligated to deliver the joinder to Operating Agreement pursuant to Section 2.3 above, and (iv) Seller shall be obligated to deliver the Joint Marketing Agreement in accordance with Section 2.3, except that it shall contain additional provisions satisfactory to Buyer consistent with Buyer’s joint marketing agreements with other banks that are not members of Buyer.

Section 2.6.                                Determination of Working Capital at Closing.

(a)           Delivery of Calculation.  Within 30 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its final calculation of the Working Capital at Closing to determine the Purchase Price, as adjusted in accordance with the definition of “Purchase Price” hereunder (the “Final Purchase Price Calculation”).

(b)           Examination.  After receipt of the Final Purchase Price Calculation, Buyer shall have 30 days (the “Review Period”) to review the Final Purchase Price Calculation.  During the Review Period, Buyer and Buyer's accountants shall have full access, upon request, to the relevant books and records of Seller and Seller’s accountants to the extent that they relate to the Final Purchase Price Calculation.

(c)           Objection.  On or prior to the last day of the Review Period, Buyer may object to Seller’s calculation of the Working Capital at Closing and the resulting Final Purchase Price Calculation by delivering to Buyer a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer's disagreement therewith (the “Statement of Objections”).  If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Purchase Price Calculation submitted by Seller shall be deemed to have been accepted by Buyer.  If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Purchase Price Calculation with such changes as are agreed in writing by Buyer and Seller, shall be final and binding.

(d)           Resolution of Disputes.  If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an independent account (the “Independent Accountant”), as mutually agreed by the parties, that has not audited the financial statements of Buyer or Seller or Affiliates of either.  The Independent Accountant, acting as an expert and not arbitrator, shall resolve the Disputed Amounts and accordingly make adjustments to the Final Purchase Price Calculation.  The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in Seller’s Final Purchase Price Calculation and Buyer’s Statement of Objections, respectively.

(e)           Determination by Independent Accountant.  The Independent Accountant shall make a determination as soon as practicable after its engagement, and its resolution of the Disputed Amounts and adjustments to the Final Purchase Price Calculation shall be conclusive and binding upon the parties.

(f)           Fees of the Independent Accountant.  The fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller, regardless of the final determination of the Independent Account with respect to the Disputed Amounts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENTS

Seller and Parent, jointly and severally, hereby represent and warrant to Buyer as follows:

Section 3.1.                                Organization of Seller and Parent.  Seller is a North Carolina corporation, validly existing and in good standing under the laws of the State of North Carolina.  The Bank of Hampton Roads is a Virginia corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Seller has full corporate power to carry on the Business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held.  Seller is qualified or licensed to do business as a foreign corporation in Virginia, and is not required to be qualified or licensed as a foreign corporation in any other jurisdiction.  Seller is a direct or indirect, wholly-owned subsidiary of Parent, and there are no outstanding options, warrants or rights of any nature with respect to the purchase of the Assets or any equity interest in Seller.  Seller has no subsidiaries.

Section 3.2.                                Authorization; Enforceability.  The execution, delivery and performance by Seller and Parent of this Agreement and of all of the documents and instruments contemplated hereby to which Seller or Parent are a party are within the corporate power of Seller and Parent and have been duly authorized by all necessary corporate action of Seller and Parent.  This Agreement is, and the other documents and instruments required hereby to which Seller or Parent are a party will be, when duly executed and delivered by the parties thereto, the valid and binding obligations of Seller and Parent, enforceable against Seller and Parent in accordance with their respective terms.

Section 3.3.                                No Violation or Conflict by Seller and Parent.  The execution, delivery and performance by Seller and Parent of this Agreement, and the other documents and instruments required hereby to which Seller or Parent are a party, do not and will not conflict with or violate the Articles of Incorporation or Bylaws of Seller or Parent.  Except as set forth in Schedule 3.3, the execution, delivery and performance by Seller and Parent of this Agreement, and the other documents and instruments required hereby to which Seller or Parent are a party, do not and will not, to the Knowledge of Seller (a) conflict with or violate any law, judgment, order or decree binding on Seller or Parent, (b) require notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or (c) constitute a violation or breach of any contract or agreement to which Seller or Parent are a party or by which Seller and Parent are bound, or require the consent or approval of any party to any such contract or agreement or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder.

Section 3.4.                                Title to and Sufficiency of Assets.  Schedule 3.4 lists all of the Assets.  Seller or Parent holds good and marketable title to all of the Assets owned by Seller or Parent, free and clear of any and all Liens except for Permitted Liens.  As of the Effective Time, good and marketable title to the Assets owned by Seller and Parent, free and clear of all Liens except for Permitted Liens, will pass to Buyer.  The Assets and Contracts include all tangible and intangible assets, contracts and rights necessary for the operation of the Business after the Effective Time as operated by Seller prior to the Effective Time in accordance with Seller’s current practice.  The Assets and Contracts do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association.

Section 3.5.                                No Litigation.  There is no litigation, arbitration proceeding, governmental investigation, or action of any kind pending or, to the Knowledge of Seller, proposed or threatened  relating to the Business, the Assets, the Assumed Liabilities or the Contracts, or  that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.  There is no judgment, order, writ, injunction, decree (including, without limitation, a consent decree) or other similar command or any court or other governmental department, commission, board, bureau, agency or instrumentality which is presently in effect or has been entered against or served upon Seller.

Section 3.6.                                Contracts.  Schedule 1.18 sets forth a true and complete list, as of the date hereof, of the material Contracts.  Seller has provided or made available to Buyer true and complete copies of all material Contracts.  Each Contract is in full force and effect and is enforceable in accordance with its terms (except as the enforcement thereof may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting the rights of creditors and subject to general equity principles (whether considered at law or in equity)).  Seller has performed each material term, covenant and condition of each of the Contracts which is to be performed by it at or before the date hereof, and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a breach or default by Seller or, to the Knowledge of Seller, any other Person under any of the Contracts, and, to the Knowledge of Seller, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of the Contracts.

Section 3.7.                                Accounts.  (a) The Accounts all have arisen from bona fide transactions in the ordinary course of business; (b) the Accounts are expected to be collectible in accordance with normal trade practice, net of the reserve for uncollectible accounts reflected on the books of Seller therefor; (c) such reserve has been determined in a manner consistent with GAAP and the past practices of Seller; and (d) to the Knowledge of Seller, there are no contests, claims or rights of set-off relating to the amount or validity of any Account, other than as reflected on the books of Seller.

Section 3.8.                                Condition of Equipment.  The Equipment, taken as a whole, is in good operating condition and repair for equipment of like type and age, subject to casualty and ordinary wear and tear, and is substantially fit for the purposes for which it currently is being utilized.

Section 3.9.                                Financial Statements.  Schedule 3.9 contains complete and correct copies of (a) the balance sheets of Seller as of December 31, 2010, 2009 and 2008 and those related statements of income for the fiscal years ended on those dates, and (b) the balance sheet and statement of income of Seller for the period ended on June 30, 2011 (collectively, the “Financial Statements”).  All of such Financial Statements fairly present, in all material respects, as of and for the periods then ended, as the case may be (subject to normal, recurring adjustments and the absence of footnotes), the financial position and results of operations of Seller in conformity with GAAP applied on a basis consistent throughout the reported periods.

Section 3.10.                                Compliance with Law; Permits; Consents.  Subject to the qualified representation of Seller set forth in Section 3.16(b) with respect to Environmental Law, Seller’s conduct of the Business, Seller’s use of the Assets and Seller’s performance under the Contracts does not materially violate or conflict with any Law.  All Permits required by Seller to conduct the Business have been obtained, are in full force and effect and are being complied with in all material respects.

Section 3.11.                                Taxes.  Seller has filed all required income Tax Returns and all other material Tax Returns relating to the Business, the Assets and the Contracts.  No Tax authority has asserted any claim for the assessment of any Taxes with respect to the Business, the Assets or the Contracts.  All Taxes shown to be due and payable on said returns or on any assessments that Seller has received, and all other Taxes due and payable on or before the Closing Date have been or will be determined and paid before the Closing Date.

Section 3.12.                                Employment Agreements and Benefits.  Schedule 3.12 sets forth a true and complete list of the Employee Benefit Plans, and Seller has provided or made available to Buyer true and complete copies of each Employee Benefit Plan.  None of the Employee Benefit Plans will be breached in any material respect by Seller’s and Parents’ execution, delivery and performance of this Agreement.  Except as set forth in Schedule 3.12, (a) no such Employee Benefit Plan requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee of Seller, and (b) Seller does not and has not contributed to or maintained a plan subject to Title IV of ERISA.  The provisions of each Employee Benefit Plan and the administration of each Employee Benefit Plan are in all material respects in compliance with applicable Law, and Seller and Parent have not received any written notice alleging to the contrary with respect to any such Employee Benefit Plan.  There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to the Knowledge of Seller, is proposed or threatened, against any Employee Benefit Plan or the assets thereof, or against the fiduciary of any such plan.

Section 3.13.                                Intangibles.  Seller owns all right, title and interest in and to the owned Intangibles and holds under valid and subsisting licenses with respect to the licensed Intangibles, subject only to the Permitted Liens.  There are no claims, demands or proceedings pending or, to the Knowledge of Seller, threatened by any third party challenging Seller’s rights to use any of the Intangibles.  There is no trademark, trade name, patent or copyright owned by a third party which Seller is using in commerce without a license to do so.  To the Knowledge of Seller, no third party is infringing upon any Intangibles owned by, or exclusively licensed to, Seller.

Section 3.14.                                Fees and Expenses of Brokers and Others.  Seller is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

Section 3.15.                                No Material Adverse Change.  Since June 30, 2011, Seller has carried on the Business in the ordinary course of business and substantially in the same manner as heretofore carried on and there has not been  a Material Adverse Effect;  any material Lien made on any of the Assets, except for Permitted Liens; or  any sale, transfer or other disposition of assets or properties of the type included in the Assets other than in the ordinary course of business.

Section 3.16.                                Environmental Conditions.

(a)           For purposes of this Section 3.16:

(i)           “Environmental Laws” shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes or decrees of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, environmental protection or human health as in effect as of Closing; and

(ii)           “Hazardous Materials” shall mean any hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including petroleum, crude oil or fractions thereof, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

(b)           To the Knowledge of Seller, Seller’s conduct of the Business and Seller’s use of the Real Property does not violate any Environmental Law.

(c)           To the Knowledge of Seller, there has been no use, treatment, storage, disposal, transportation or release of any Hazardous Materials by Seller on or from the Real Property in violation of applicable Environmental Laws.  Seller and Parent have not received any written notices or claims alleging that (i) Seller is a responsible party pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law, in connection with the Real Property or the Business, or (ii) the Real Property contains Hazardous Substances in violation of any Environmental Laws.

Section 3.17.                                Insurance.  Schedule 3.17 sets forth a list of the material policies of insurance currently maintained with respect to Business to which Seller is a named insured or otherwise the beneficiary of coverage (including material policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage).  The scope and amounts of such policies adequately insure the Business, Assets and Contracts against risks commonly insured against by companies similarly situated.  With respect to each insurance policy listed on Schedule 3.17:  (a) the policy is valid, binding and in full force and effect, (b) neither Seller nor, to the Knowledge of Seller, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy and (c) no party to the policy has repudiated any provision thereof.  Seller has been covered during the past two years by the insurance policies listed on Schedule 3.17 or by policies substantially similar in scope to such policies.

Section 3.18.                                Real Property.  Schedule 1.4(e) is a true, complete and correct list of all of the real property owned by Seller and used in the Business, and Schedule 3.18(h) is a true, complete and correct list of all of the real property leased by Seller and used in the Business.  With respect to each such parcel of Real Property, except as set forth in Schedule 3.18(a)-(g):

(a)           there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits or administrative actions relating thereto;

(b)           there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right to use or occupy any portion thereof;

(c)           with respect to the Owned Real Property, there are no outstanding options or rights of first refusal to purchase, lease or otherwise acquire a parcel or any portion thereof or interest therein;

(d)           to the Knowledge of Seller, there are no Persons (other than Seller) in possession of any parcel of Real Property, other than tenants under leases or subleases disclosed in Schedule 3.18(h), who are in possession of space to which they are entitled under such lease or sublease;

(e)           to the Knowledge of Seller, there is no existing violation of or nonconformity with, and Seller is not under investigation with respect to, has not been charged with and has not received any written notice of any alleged violation of or nonconformity with, any restriction, condition, covenant, commitment, contract or agreement relating thereto;

(f)           Seller will promptly deliver to Buyer any surveys of any part of the Owned Real Property that may be in the possession of Seller; and

(g)           Seller has not received information or notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Real Property outside of the ordinary course of business, or requiring a material increase in the insurance rates applicable to the Real Property.

(h)           Schedule 3.18(h) sets forth a true and complete list of all real property leased by Seller and used in the Business (collectively, the “Leased Real Property”) and a true and complete list of all leases with respect to the Leased Real Property (the “Real Property Leases”).  The Real Property Leases constitute the only agreements between the lessors thereunder and Seller respecting the Leased Real Property.  With respect to each Real Property Lease and, where applicable, each Leased Real Property:  (i) all rents and other amounts due on such Real Property Lease have been paid; (ii) Seller, as lessee, has the right to occupy, use, possess and control the entire Leased Real Property as presently occupied, used, possessed and controlled by Seller, and Seller is in peaceful possession thereof; (iii) no claim has been asserted against Seller adverse to its rights in such leasehold estate; (iv) Seller, and to the Knowledge of Seller, the lessor, is not in default thereunder or in breach thereof (nor, with the giving of notice or the passage of time, would be in default or breach), and no waiver, indulgence or postponement of the obligations of Seller, or the obligations of lessor, thereunder has been granted by the lessor or Seller, as the case may be; (v) Seller has not entered into any sublease or assignment with respect to its interest in any Real Property Lease; and (vi) there are no parties in possession of any portion of any Leased Real Property other than Seller, whether as tenants at sufferance, trespassers or otherwise.  Seller has provided Buyer true and complete copies of all Real Property Leases and no Real Property Lease has been amended, modified, or terminated, except as set forth in Schedule 3.18(h).  Schedule 3.18(h) sets forth all Consents and Approvals that are required in connection with the assignment of all of Seller’s right, title, and interest under the Real Property Leases.

Section 3.19.                                Book of Business.  The Seller owns 100% of the Book of Business.  The Seller’s customer lists and other information provided to Buyer in connection with this Agreement are complete and accurate as to the customer accounts maintained with or through the Seller. All obligations, liabilities and indebtedness related to the Book of Business that are required to be paid prior to the Closing Date have been paid by Seller prior to the Closing, and all other obligations, liabilities and indebtedness related to the Book of Business have been properly accrued for on the Financial Statements.

Section 3.20.                                Errors and Omissions Coverage.  Seller has purchased, at its own expense, a three year tail policy on Seller’s existing errors and omissions liability insurance policy with total limits of $5,000,000 each claim, $5,000,000 aggregate, and with a $5,000 deductible, each claim, $15,000 aggregate.  As such, the policy is intended to cover, in accordance with policy limits, terms and conditions, claims against the Seller and its officers, directors, stockholders, licensed solicitors or brokers, and employees for acts and omissions occurring before the sale hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1.                                Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder.  Buyer is qualified or licensed to do business and is in good standing as a foreign corporation in any other jurisdiction where Buyer is required to be qualified or licensed under applicable Law.

Section 4.2.                                Authorization; Enforceability.  The execution, delivery and performance by Buyer of this Agreement, and of all of the documents and instruments contemplated hereby to which Buyer is a party are within the corporate or entity power of Buyer and have been duly authorized by all necessary corporate action of Buyer.  This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when duly executed and delivered by the parties thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 4.3.                                No Violation or Conflict by Buyer.  The execution, delivery and performance by Buyer of this Agreement, and the other documents and instruments required hereby to which Buyer is a party, do not and will not conflict with or violate the Articles of Organization or Operating Agreement of Buyer.  Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement by Buyer, and the other documents and instruments required hereby to which Buyer is a party, do not and will not (a) conflict with or violate any law, judgment, order or decree binding on Buyer, (b) required notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or (c) constitute a violation or breach of any contract or agreement to which Buyer is a party or by which Buyer is bound, or require the consent or approval of any party to any such contract or agreement or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder.

Section 4.4.                                No Litigation.  There is no litigation, arbitration proceeding, governmental investigation, or action of any kind pending, or, to the knowledge of Buyer, proposed or threatened, that could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5.                                No Broker.  Buyer is not committed to any liability for any brokers’ or finders’ fees or commissions or any similar fees in connection with the transactions contemplated by this Agreement, and has not retained any broker, investment banker, financial advisory or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

Section 4.6.                                Membership Interest.  The Membership Interest issued to Seller pursuant to Section 2.2(b), when issued in the name of Seller, will be duly and validly issued and non-assessable and Seller shall have no obligations with respect to such Membership Interest, other than as set forth in the Operating Agreement, the Joint Marketing Agreement, and under applicable Law.  Except for the Operating Agreement, the Joint Marketing Agreement, and the Articles of Organization of Buyer, there are no other agreements as of the Effective Time to which Buyer or, to Buyer’s knowledge, any member of Buyer is a party that affect or relate to the Membership Interest or any ownership interests or rights in Buyer.

Section 4.7.                                Financial Statements.  Buyer has provided or made available to Seller complete and correct copies of (a) the balance sheets of Buyer as of December 31, 2010 and those related statements of income and cash flows, for the fiscal periods ended on those dates, together with all footnotes and (b) the balance sheet and statement of income of Seller for the period ended on June 30, 2011 (collectively, the “Buyer’s Financial Statements”).  All of such Buyer’s Financial Statements fairly present, in all material respects, as of and for the periods then ended, as the case may be (subject to normal, recurring adjustments and the absence of footnotes), the financial position, results of operations and cash flows of Buyer in conformity with GAAP applied on a basis consistent throughout the reported periods.

ARTICLE V

CERTAIN MATTERS PENDING THE CLOSING

Seller, Parent and Buyer covenant and agree that from and after the date of this Agreement and until the Closing Date:

Section 5.1.                                Carry on in Regular Course.  Seller shall carry on the Business in the ordinary course and substantially in the same manner as heretofore carried on and shall use its commercially reasonable efforts to preserve the Assets, Business and relationships with Employees, providers, customers and suppliers of the Business.  Without limiting the foregoing, Seller shall not, without the prior written consent of Buyer:

(a)           amend any provision of its Articles of Incorporation or Bylaws;

(b)           sell, transfer or otherwise dispose of (including via dividend or distribution) any of its Assets other than in the ordinary course of business consistent with past practice and except for any sale, transfer or disposition of any Excluded Assets or any current assets or current liabilities;

(c)           amend, modify or terminate any material Contract (other than as required by the terms thereof);

(d)           acquire any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock, or acquire any other material assets, in each case, except in the ordinary course of business;

(e)           mortgage, pledge or otherwise encumber any of the Assets, except for Permitted Liens;

(f)           create, incur or assume any liabilities of the type included among the Assumed Liabilities, except accounts payable and other liabilities incurred in the ordinary course of business;

(g)           fail to comply with all applicable Laws, and with all orders of any Governmental Authority binding upon Seller and relating to the Business;

(h)           institute or settle any claim or lawsuit for an amount involving in excess of $10,000 in the aggregate or involving material equitable or injunctive relief;

(i)           hire or terminate the employment of any Employee other than in the ordinary course of business consistent with past practice;

(j)           close or cease operations at any of Seller’s offices; or

(k)           propose to do any of the foregoing.

Seller shall advise Buyer promptly in writing of any change in the financial position, results of operations, assets or liabilities of the Business constituting a Material Adverse Effect.

Section 5.2.                                Access.  At Buyer’s expense, Buyer and its authorized agents, officers and representatives shall have reasonable access to the employees, properties, books and records, Contracts, information and documents of Seller to conduct such examinations and investigations of Seller as Buyer deems necessary; provided, however, that such examinations and investigations:   shall be conducted only in the presence of a designated representative of Seller;  shall be conducted upon prior notice to Seller and during the normal business hours of Seller; and  shall not unreasonably interfere with Seller’s operations and activities.  Seller shall and shall cause its officers, employees and representatives to cooperate in all reasonable respects with Buyer’s examinations and investigations.

Section 5.3.                                Filings; Approvals and Consents; Cooperation

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its, and to cause its Affiliates to use their, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary Consents and Approvals, (ii) the taking of all reasonable steps as may be necessary to avoid an action, suit or proceeding by any Governmental Authority challenging or attempting to invalidate this Agreement or enjoin the transactions contemplated herein, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated herein, including seeking to have any stay, injunction or restraining order entered by any court or other Governmental Authority vacated or reversed and appealing any adverse determination or order made or entered by any Governmental Authority prohibiting the consummation of the transactions contemplated herein, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           The parties shall cooperate with each other in connection with obtaining all such actions or nonactions, waivers, authorizations, determinations, permissions, consents and approvals and the making of all such filings, applications, notifications and responses, including providing copies to the other party of all such documents and consulting with the other party and its advisors on the contents thereof prior to any such filing or response, and notifying the other party of and allowing the other party to participate in any substantive calls or meetings relating thereto.  Buyer and Seller each shall, upon request by the other, furnish the other with all information concerning itself, the Business and its Affiliates and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer or Seller or their respective Affiliates to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)           Buyer and Seller shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material documents, notices and written communications received or sent by Buyer, Seller or their respective Affiliates, as the case may be, from or to any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement.

(d)           Buyer and Seller shall each pay its own costs, fees and expenses related to complying with this Section 5.3.

Section 5.4.                                Publicity.  All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Business and to the general public and the press relating to this Agreement or the transactions contemplated herein shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Parent (unless Parent is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or policy of the Securities and Exchange Commission, any applicable bylaw of the National Association of Securities Dealers, or any listing agreement relating to the common stock of Hampton Roads Bankshares, the parent of Parent).

Section 5.5.                                Exclusivity.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1, Parent and Seller agree that neither they nor any of their Affiliates nor any of their respective officers, directors, employees, agents or representatives shall, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage or facilitate any inquiry with respect to, or the making, submission, reaffirmation or announcement of, any Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue, participate or engage in any discussions or negotiations regarding, or provide access to its properties, books and records or furnish any confidential or nonpublic data or information to any third person with respect to, or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) execute or enter into, or purpose to execute or enter into, any term sheet, letter of intent, memorandum of understanding, agreement in principle, merger, purchase or acquisition agreement or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal or transaction contemplate thereby.  As promptly as practicable (and in any event no later than 24 hours) after Seller’s receipt of any Acquisition Proposal or request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, Seller shall provide Buyer with notice of such Acquisition proposal, request or inquiry, including the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provide by or on behalf of such a Person or group in connection with such Acquisition Proposal, request or inquiry.  Seller shall, and shall cause its officers, directors, employees, agents and representatives to cease and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofor with respect to any Acquisition Proposal.  “Acquisition Proposal” shall mean (i) any proposal or offer with respect to a merger, acquisition (including an acquisition of equity interests or assets), joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Business and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of any of the Assets, in each case other than the transactions contemplate by this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Buyer, of the following express conditions precedent:

Section 6.1.                                Representations and Warranties.  The representations and warranties made by Seller and Parent in Article III of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on such date.

Section 6.2.                                Compliance with Agreement.  Seller and Parent shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or at the Closing.

Section 6.3.                                No Litigation.  There shall not be in effect any Law restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and no investigation, suit, action or other proceeding shall be pending before any Governmental Authority that seeks restraint or prohibition of this Agreement or the consummation of the transactions contemplated hereby or material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 6.4.                                Consents and Approvals.  The Consents and Approvals shall have been obtained.

Section 6.5.                                Deliveries at Closing.  Seller shall have delivered to Buyer the deliveries required by Section 2.3(a) hereof.

Section 6.6.                                Producer and Non-Solicitation Agreements.  The Employees designated by Buyer on Schedule 6.6 shall have executed producer agreements with Seller in the form set forth on Schedule 6.6 that are acceptable to Buyer in its sole discretion.  Brian Hellenga shall have executed a non-solicitation agreement with Seller in form and substance acceptable to Buyer in its sole discretion.  All of Seller’s rights to enforce such agreement with Brian Hellenga, and all of Seller’s rights to enforce other producer, non-piracy, non-solicitation, non-competition or similar agreements that Seller has with its Employees, shall be assigned to Buyer at the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AND PARENTS

Each and every obligation of Seller and Parent to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Seller and Parent, of the following express conditions precedent:

Section 7.1.                                Representations and Warranties.  The representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on such date.

Section 7.2.                                Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or at the Closing.

Section 7.3.                                No Litigation.  There shall not be in effect any Law restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and no investigation, suit, action or other proceeding shall be pending before any Governmental Authority that seeks restraint or prohibition of this Agreement or the consummation of the transactions contemplated hereby or material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.4.                                Consents and Approvals.  The Consents and Approvals shall have been obtained.

Section 7.5.                                Deliveries at Closing.  Buyer shall have delivered to Seller the deliveries required by Section 2.3(b) hereof.

ARTICLE VIII

INDEMNITIES AND ADDITIONAL COVENANTS

Section 8.1.                                Seller’s and Parent’s Indemnity.  Seller and Parent, jointly and severally, hereby agree to indemnify and hold Buyer harmless from and against, and agrees to defend promptly Buyer from and to reimburse Buyer for, any and all Losses that Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with  any breach or inaccuracy of any of the representations and warranties made by Seller and Parent in this Agreement or in any agreement, document or instrument delivered pursuant hereto,  any failure by Seller and Parent to perform any of its covenants and obligations set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto,  claims by third parties against Buyer relating to the Excluded Assets, Excluded Contracts or the Excluded Liabilities, and  claims by third parties against Buyer relating to the Assets, Contracts or Assumed Liabilities, arising, or relating to periods, before the Effective Time; provided, however, that Seller shall not be required to indemnify Buyer pursuant to Section 8.1(i) in respect of the representations and warranties made by Seller unless such right to indemnification is asserted by Buyer (whether or not such Losses have actually been incurred) by written notice to Seller within the following time periods:

(x)           with respect to the representations and warranties set forth in Sections 3.11 and 3.12, insofar as they relate to compliance with Tax Laws and ERISA, within the applicable statute of limitations with respect to the underlying Law which forms the basis of such claim (including all extensions thereof agreed to with Tax authorities);

(y)           with respect to the representations and warranties set forth in Sections 3.1, 3.2, and 3.4, without time limitations; and

(z)           with respect to all other representations and warranties set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto, within one year after the Closing Date.

Notwithstanding the foregoing, Seller shall not be required to indemnify Buyer pursuant to Section 8.1(i) in respect of any representations or warranties made by Seller unless and until the aggregate amount of all Losses for which indemnification is sought hereunder first exceeds $50,000, in which event all Losses shall be subject to indemnification.  Seller’s aggregate obligation pursuant to Section 8.1(i) shall in no event exceed an amount equal to the Purchase Price.

Section 8.2.                                Buyer’s Indemnity.  Buyer hereby agrees to indemnify and hold Seller and Parent harmless from and against, and agrees to defend promptly Seller and Parent from and to reimburse Seller and Parent for, any and all Losses that Seller and Parent may at any time suffer or incur, or become subject to, as a result of or in connection with  any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement or in any agreement, document or instrument delivered pursuant hereto,  any failure by Buyer to perform any of its covenants and obligations set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto and  claims by third parties against Seller and Parent relating to the Assets, Contracts or Assumed Liabilities, arising after the Effective Time; provided, however, that Buyer shall not be required to indemnify Seller pursuant to Section 8.2(i) in respect of any representations or warranties made by Buyer unless such right is asserted (whether or not such Losses have actually been incurred) by written notice to Buyer within the following time periods:

(x)           with respect to the representations and warranties set forth in Sections 4.1, 4.2, and the first sentence of Section 4.6, without time limitations; and

(y)           with respect to all other representations and warranties set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto, within one year after the Closing Date.

Notwithstanding the foregoing, Buyer shall not be required to indemnify Seller pursuant to Section 8.2(i) in respect of any representations or warranties made by Buyer unless and until the aggregate amount of all Losses for which such indemnification is sought hereunder first exceeds $50,000, in which event all Losses shall be subject to indemnification.  Buyer’s aggregate obligation pursuant to Section 8.2(i) shall in no event exceed an amount equal to the Purchase Price.

Section 8.3.                                Indemnity Provisions.

(a)           In the event a claim against Seller or Parent, or against Buyer (the “Indemnified Party”), arises that is covered by the indemnity provisions of Sections 8.1 or 8.2 as applicable, the Indemnified Party shall promptly give the other party (the “Indemnifying Party”) written notice setting forth in reasonable detail the facts and circumstances with respect to the subject matter of such claim, stating the amount of any Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  Provided that the Indemnifying Party admits in writing to the Indemnified Party that such claim is covered by the indemnity provisions of Section 8.1 or 8.2 as applicable, the Indemnifying Party shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Indemnified Party agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Indemnifying Party; provided, however, that Indemnifying Party may not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), enter into any settlement or consent to entry of any judgment that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to the Indemnified Party of an unconditional release from all liability with respect to such claim (and any potential similar or analogous claims), (ii) involves any non-monetary relief or remedy, including any restrictions on the Indemnified Party’s ability to operate or compete, or (iii) involves any admission of violation of Law.  The Indemnified Party may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of the Indemnified Party.  In connection with any such claim, the parties shall cooperate with each other and provide each other with access to relevant documents, information, books and records in their possession.  The Indemnified Party shall take all reasonable steps to mitigate the Losses upon and after becoming aware of any event would could reasonably be expected to give rise to any Losses.

(b)           The amounts for which the Indemnifying Party shall be liable for under this Article VIII shall be net of any insurance proceeds or other recoveries received by the Indemnified Party in connection with the facts and circumstances giving rise to the right of indemnification.

(c)           Except as otherwise provided herein and except for instances of fraud, this Article VIII shall be the sole and exclusive remedy of the parties against the other parties hereto after Closing for any claim arising in connection with the transactions contemplated herein.  The parties’ representations and warranties made in this Agreement or in any agreement, document or instrument delivered pursuant hereto shall survive the Closing, but only to the extent and for such time as is necessary to enable the parties hereto to enforce their rights to indemnification under this Article VIII.

Section 8.4.                                Additional Instruments.

(a)           Subject to the terms and conditions herein provided, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective the transactions contemplated by this Agreement, including assisting each other in completing all necessary governmental and regulatory filings related to the transactions contemplated herein.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Buyer, Seller and Parent shall take all such reasonable action.

(b)           At any time and from time to time after the Closing, at any party’s request and without further consideration, Seller, Parent or Buyer, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment, assumption and confirmation and take such other action as Seller, Parent or Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey, assign and assume to Buyer, and to confirm Buyer’s title to and interest in, and obligations with respect to, the Assets, the Contracts and the Assumed Liabilities, and the consummation of the transactions contemplated herein.

Section 8.5.                                Employment Matters.

(a)           Buyer, Seller and Parent have agreed that, except as expressly set forth in this Section 8.5, Seller and Parent shall be solely responsible for, and shall indemnify and hold Buyer harmless from, all liabilities or obligations of any kind with respect to the Employees for matters occurring prior to and as of the Effective Time, including but not limited to, any claims by any Employees related to (i) their employment by Seller, (ii) any termination of their employment by Seller prior to and as of the Effective Time or (iii) sick leave, extended leave or medical leave.  Buyer shall not be obligated under and hereby specifically disclaims any assumption of or liability with respect to any collective bargaining agreement, employment contract or Employee Benefit Plan to which Seller is a party or under which any of the Employees are covered.

(b)           Schedule 8.5 sets forth a complete and correct list, prepared by Buyer, of all Continuing Employees.  Prior to Closing, Seller and Parent shall implement and communicate to the affected Employees the employment terminations, retirements, and adjustments to compensation and benefits set forth on Schedule 8.5.  Seller agrees to terminate, as of the Effective Time, the employment of each Continuing Employee.  Except as expressly set forth in this Section 8.5, Seller agrees to satisfy all compensation, severance pay and other obligations under applicable Law with respect to its Employees, including without limitation, any sick leave, extended leave or medical leave, and Buyer shall have no liability or obligation with respect to Employees.

(c)           Buyer agrees to honor and assume Seller’s obligations to the Continuing Employees for vacation leave accrued but unused on the Closing Date to the extent such obligations are included in the calculation of the Purchase Price hereunder.

(d)           Buyer, Seller and Parent shall each use commercially reasonable efforts to roll over each Continuing Employee’s account balance under the Seller’s 401(k) plan to the Buyer’s 401(k) plan.

(e)           Seller and Parent shall be solely responsible for, reimburse Buyer for, and shall indemnify and hold Buyer harmless from, all liabilities or obligations of any kind with respect to Employee claims under the Family Medical Leave Act (“FMLA”) for (i) wrongful termination of employment or failure to hire before the Effective Time or in connection with the transactions contemplated by this Agreement because an Employee was not designated as a Continuing Employee, or (ii) paid leave before, at and after the Effective Time while employed by Seller or Buyer to the extent of claims relating to employment with Seller before the Effective Time.  Seller shall reimburse Buyer for such amounts promptly upon receiving notice of such amounts from Buyer.  For the avoidance of doubt, pursuant to the preceding sentence, without limitation, Seller shall reimburse, indemnify and hold harmless, Buyer for any amounts by which (a) amounts Buyer, as the “Successor in Interest” of Seller under the FMLA, is required to pay to Continuing Employees, exceed (b) amounts Buyer would otherwise be required to pay Continuing Employees under FMLA if Buyer were not deemed to be the “Successor in Interest” of Seller.

Section 8.6.                                [Reserved]

Section 8.7.                                No Use of Excluded Intangibles.  Buyer agrees that without Seller’s or Parent’s consent it will not make any use of any of the Excluded Intangibles (including, in the case of trademarks or similar indicia of source or ownership, any words, symbols or logos confusingly similar to the Excluded Intangibles), or any variation thereof in any manner; provided, however that Buyer may use such marks for a period of sixty (60) days after the Closing Date.

Section 8.8.                                Non-Competition of Seller and Parent.  In consideration of the benefits of this Agreement to Seller and Parent and in order to induce Buyer to enter into this Agreement, Seller and Parent covenant and agree that until the third anniversary of the Closing Date (such period, the “Non-Competition Period”), neither Seller, Parent nor any of their Affiliates shall compete, within a 60 mile radius of the offices and branches of Seller and Parent as of the Effective Time, with the business of Buyer (including, without limitation, as to the types of insurance products or insurance services carried or offered by Buyer and Seller) as conducted immediately following the Effective Time, without the express written consent of Buyer; provided, however, that the foregoing restriction shall not apply within the Eastern Shore of Virginia to any Affiliate of Seller and Parent with offices and branches located on the Eastern Shore of Virginia.  Seller and Parent covenant and agree that during the Non-Competition Period, they shall not, and shall cause their Affiliates not to, solicit, offer employment to, actively seek to hire, hire or employ any employee of Buyer, except for hiring individuals who (a) contact such party on an unsolicited basis and on their own initiative or (b) respond to general advertisements for employment placed by such party, so long as such general advertisement does not specifically target Buyer or any of its employees.  The obligations under this Section 8.8 shall terminate and be of no further force and effect upon the acquisition, by sale, merger or otherwise, of substantially all of the equity securities, or assets, of Hampton Roads Bankshares, Inc. by another bank.

Section 8.9.                                Revenues and Contingent Income.  Each party agrees that upon its receipt of any revenues to which the other party is entitled by the terms hereof, such party shall promptly forward any such payment to the other party.  Without limiting the foregoing, (i) Seller and Parent shall pay to Buyer all contingent income with respect to the Book of Business that Seller, Parent or any of their agents receive after the Effective Time, regardless of when such income was earned and (b) if Seller receives monthly commissions payments from companies writing coverage for the transferred accounts, Seller shall remit all of such monies to the Buyer not later than five days after it has received the same.

Section 8.10.                                AMS Agency Management System.  For a period of 18 months after the Closing Date, Seller and Parent shall continue to support Buyer’s use of the AMS agency management system currently utilized by Seller at no cost or expense to Buyer, except that Buyer shall pay any out-of-pocket maintenance fees charged by AMS that are directly related to Buyer’s use of the AMS agency management system and are approved by Buyer in advance, such approval not to be unreasonable withheld.  Without limiting the foregoing, Buyer shall not be responsible for paying or reimbursing Parent or Seller for any portion of their staff’s time supporting the AMS system software or hardware or for any licensing fees.

Section 8.11.                                Office Space.  From and after the Effective Time through December 31, 2012, Parent shall allow employees of Buyer to maintain office space in Parent’s branch offices consistent with the current practice of Parent and Seller at no cost or expense to Buyer; provided, however, that Parent shall have no obligation to allow employees of Buyer to maintain office space in any branch office of Parent after the date when Parent, at its sole and absolute discretion, shall have closed, leased, sold, or otherwise transferred possession of such branch office to a third party.  In any such case, Buyer shall provide reasonable notice to affected employees of Buyer.

Section 8.12.                                Guaranty of Receivables.  To the extent any Accounts transferred at Closing from Seller to Buyer are not collected within 180 days after the later of (i) the date when due or (ii) the Closing Date, any such sums shall be deemed uncollectible.  In such event, Buyer may, at its option, return ownership of any such Accounts to Seller, and Seller and Parent shall promptly reimburse Buyer for uncollected amounts under the returned Accounts.

Section 8.13.                                Letter to Customers.  Seller and Buyer agree that they will jointly compile a letter notifying transferred customers of the purchase of the Book of Business from the Seller and that such letter shall be mailed to all affected customers within thirty (30) days after the Closing Date.

Section 8.14.                                Parent’s and Seller’s Insurance.  For a period of three years after the Closing Date, Parent, Seller and their Affiliates shall purchase insurance through Buyer to the extent purchased through Seller before the Closing Date, subject to Parent, Seller, and their Affiliates continuing to be reasonably satisfied with Buyer’s performance, and further subject to the insurance products and services offered by Buyer being reasonably commercially competitive to those of other vendors with respect to pricing, coverage, and other material terms; provided, however, that the obligations under this Section 8.14 shall terminate and be of no further force and effect upon the acquisition, by sale, merger or otherwise, of substantially all of the equity securities, or assets, of Hampton Roads Bankshares, Inc. by another bank.

ARTICLE IX

TERMINATION

Section 9.1.                                Termination.  Time is of the essence of this Agreement.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

(a)           at any time prior to Closing by mutual written agreement of Seller, Parent and Buyer;

(b)           by Buyer if Seller or Parent breach their representations, warranties or covenants such that any of the conditions set forth in Article VI of this Agreement shall be incapable of being satisfied, and such breach is not curable or has not been cured by Seller within 20 days following receipt by Seller of notice of such breach; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Article VII not being satisfied;

(c)           by Seller if Buyer breaches its representations, warranties or covenants such that any of the conditions set forth in Article VII of this Agreement shall be incapable of being satisfied, and such breach is not curable or has not been cured by Buyer within 20 days following receipt by Buyer of notice of such breach; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Article VI not being satisfied;

(d)           by Seller or Buyer at any time after December 31, 2011, by the date of such termination and despite substantial adherence to the terms of this Agreement by such party, the Closing has not occurred; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) if such party’s breach of any covenants or other agreements hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(e)           by Seller or Buyer if there shall be in effect a final and non-appealable order of a Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (it being agreed that the parties hereto shall promptly appeal any adverse determination that is appealable and pursue such appeal with reasonable diligence); or

(f)           by Buyer at any time if it is not satisfied, in its sole and exclusive discretion, with its due diligence investigation of Seller.

Section 9.2.                                Effect of Termination; Waiver.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other (except for fraud or any intentional breach of its obligations hereunder, as to which the party not in breach shall retain all of its rights and remedies to which it may be entitled at law or in equity); provided, that the parties’ obligations contained in Article X shall survive any such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1.                                Entire Agreement; Amendment; Waiver.  Except for the Confidentiality Agreement, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the final and entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, undertakings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein or therein.  No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  No failure on the part of Seller or Buyer at any time to require the performance by the other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such party’s right to enforce such term.

Section 10.2.                                Expenses.  Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees, costs and expenses of their respective counsel, accountants, financial advisers and other representatives and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

Section 10.3.                                Governing Law; Consent to Jurisdiction; Voluntary Waiver of Jury Trial.

(a)           This Agreement and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to the conflict of laws principles thereof.

(b)           Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in Richmond, Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, the transactions contemplated herein or therein or any facts or circumstances leading to its or their execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any such action, suit or proceeding in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought.

(c)           Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any action, suit or proceeding, including any appeal thereof.

(d)           Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 10.5 shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained herein shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

(e)           EACH OF BUYER, SELLER AND PARENTS HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY FACTS OR CIRCUMSTANCES LEADING TO ITS OR THEIR EXECUTION OR PERFORMANCE OR ANY ACTIONS OF ANY OF THE OTHER PARTY’S AFFILIATES AND REPRESENTATIVES.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OR AFFILIATE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (3) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.3(e).

Section 10.4.                                Assignment.  This Agreement and each party’s respective rights hereunder may not be assigned or delegated at any time without the prior written consent of the other party.

Section 10.5.                                Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally or by messenger, (b) one Business Day after having been sent by overnight delivery service, (c) three Business Days after the date when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (d) when received via telecopy, telex or other electronic transmission, in all cases, addressed to the Person for whom it is intended at its address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.5:

If to Buyer:           P. Marshall Fleming, President & CEO
4490 Cox Road
Glen Allen, VA 23060
(757) 291-4980
mfleming@bankersinsurance.net

With a copy to:      Melvin E. Tull, III, General Counsel
  4490 Cox Road
  Glen Allen, VA 23060
  (804) 819-4710
  mtull@vabankers.org

If to Seller
and Parent:           The Bank of Hampton Roads
999 Waterside Dr., Suite 200
Norfolk, Virginia  23510
Attn:           Douglas J. Glenn, Esq.
(757) 217-3634
dglenn@bofhr.com

With a copy to:       Williams Mullen
   Attn.:  William A. Old, Jr.
   999 Waterside Drive, Suite 1700
   Norfolk, VA 23510
   (757) 622-3366
   wold@williamsmullen.com

Section 10.6.                                Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.7.                                Interpretation.

(a)           The table of contents, headings and captions used in this Agreement are for convenience only and are not to be given effect in the construction or interpretation of this Agreement.

(b)           Whenever the term “include,” “includes” or “including” is used in this Agreement in connection with a listing of items, that listing is illustrative only and is not a limitation on the general scope of the classification, or as an exclusive listing of the items within the general scope.

(c)           The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           Article, section, clause, subsection, exhibit and schedule references contained in this Agreement are references to articles, sections, clauses, subsections, exhibits and schedules of or to this Agreement, unless otherwise specified.

(e)           Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(f)           Any amount stated in this Agreement in “Dollars” or by reference to the “$” symbol means United States dollars.

(g)           Any reference to any party to this Agreement shall include such party’s successors and permitted assigns.

(h)           Each party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith.  Accordingly, any Law that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 10.8.                                Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

Section 10.9.                                No Reliance.  Nothing in this Agreement or any document to be delivered in connection herewith is intended to or shall confer upon any other Person any benefits, rights or remedies of any nature whatsoever under or by reason of this Agreement except as otherwise expressly set forth herein.  Neither Buyer nor Seller and Parent assume any liability to any third party because of any reliance by such third party on the representations, warranties, covenants or agreements of Buyer, Seller and Parent contained herein or therein.

Section 10.10.                                Rights Cumulative; Specific Performance.  Except as expressly provided in this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, except as expressly provided in this Agreement, Buyer, Seller and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity and without the necessity of posting bonds or any other undertaking in connection therewith.  The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such bond or undertaking.

 [Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed in its name by a duly authorized officer as of the day and year first above written.

BANKERS INSURANCE, L.L.C.

By:	/s/ P. Marshall Fleming
Its:	President and CEO

GATEWAY INSURANCE SERVICES, INC.

By:	/s/ John A. B. Davies, Jr.
Its:	Director

THE BANK OF HAMPTON ROADS

By:	/s/ John A. B. Davies, Jr.
Its:	President and CEO